Exhibit 10.34

FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (“Agreement”) is made effective as of                      (“Effective Date”), by and between Allison Transmission, Inc. a Delaware corporation (the “Company”), and                      (“Executive”). For purposes of this Agreement (other than Section 1(e) below), the “Company” shall mean the Company and its subsidiaries.

WHEREAS, Executive is a key employee of the Company and the Company and Executive desire to set forth herein the terms and conditions of Executive’s compensation in the event of a termination of Executive’s employment in connection with a Change in Control (as defined below); and

WHEREAS, in the event of a Change in Control, Executive may be vulnerable to dismissal without regard to the quality of Executive’s service, and the Company believes that it is in the best interest of Company to enter into this Agreement in order to ensure fair treatment of Executive and to reduce the distractions and other adverse effects upon such Executive’s performance which are inherent in the event of such a Change in Control.

The parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Base Amount” means the greater of the Executive’s annual base salary (a) at the rate in effect on the day prior to the date of the Executive’s Qualifying Termination, or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of such base salary that are deferred under any qualified and non-qualified employee benefit plans of the Company or under any other agreement or arrangement.

(b) “Board” shall mean the Board of Directors of the Parent.

(c) “Bonus Amount” means Executive’s target annual bonus amount as in effect at the time of Executive’s Qualifying Termination or, if higher, Executive’s target annual bonus amount at the highest level in effect at any time during the ninety (90) day period prior to the Change in Control.

(d) “Cause” shall mean any of the following: (i) the Executive’s failure to substantially perform his duties as an employee of the Company (other than any such failure resulting from the Executive’s physical or mental incapacity) that is reasonably expected to result in, or has resulted in, material economic damage to the Company or any of its affiliates (provided, that, to the extent such failure can be fully cured, the Company shall have provided the Executive with at least 30 days’ notice of such failure and the Executive has not remedied the failure within the 30-day period); (ii) the Executive’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board or the Executive’s direct supervisor (provided, that, to the extent such failure can be fully cured, the Company shall have provided the Executive with at least 30 days’ notice of such failure and the Executive has not remedied the failure within the 30-day period); (iii) the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing the Executive’s duties and responsibilities under this Agreement; or (v) the Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

(e) “Change in Control” shall mean and includes each of the following:

(i) A transaction or series of transactions (other than an offering of the Parent’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Parent, any of its subsidiaries, an employee benefit plan maintained by the Parent or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Parent possessing more than 50% of the total combined voting power of the Parent’s securities outstanding immediately after such transaction; or

(ii) The consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) after the Effective Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) Which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Parent or owns, directly or indirectly, all or substantially all of the Parent’s assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(e)(ii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(g) “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(i) a material diminution in Executive’s authority, duties or responsibilities, other than as a result of a Change in Control where the Executive remains in a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent in duties, rank, reporting structure and authority with the Executive’s position prior to such sale, solely as such duties, rank, reporting structure and authority relate to the Company’s business;

(ii) a material diminution in Executive’s base salary or target annual bonus level;

(iii) a material change in the geographic location at which Executive must perform his or her duties, which shall not include a relocation of the Executive’s principal place of employment to any location within a fifty (50) mile radius of the location from which the Executive served the Company immediately prior to the relocation;

(iv) the failure of the Company to obtain an agreement from any successor to the Company or the Parent to assume and agree to perform this Agreement, as contemplated in Section 7.1 of this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event or the date upon which the Executive reasonably became aware that such an event or condition had occurred. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the date notice was provided by Executive. Executive’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

(h) “Parent” means Allison Transmission Holdings, Inc., a Delaware corporation, or its successor.

(i) “Permanent Disability” means at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

(j) “Qualifying Termination” means (i) a termination by Executive of Executive’s employment with Company for Good Reason within two years after the occurrence of a Change in Control, or (ii) a termination of Executive’s employment without Cause by the Company within two years after the occurrence of a Change in Control. Neither a termination of Executive’s employment due to Permanent Disability nor a termination of Executive’s employment due to death shall constitute a Qualifying Termination.

(k) “Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

2. Term. The initial term of this Agreement (the “Initial Term”) shall be for a period beginning on the Effective Date and ending on the three-year anniversary of the Effective Date. On the three-year anniversary of the Effective Date and each successive anniversary of the Effective Date, the term of this Agreement shall automatically be extended for an additional one-year period (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless the Company gives the Executive a written notice of non-extension no later than ninety (90) days prior to the then-applicable anniversary of the Effective Date. Upon the occurrence of a Change in Control, the Term shall automatically be extended until the two-year anniversary of the date on which the Change in Control occurs, provided that if the Executive incurs a Qualifying Termination during the Term of this Agreement, the Term shall be further automatically extended for such additional period as necessary to provide that each party’s rights and obligations are fully satisfied hereunder.

3. Severance Upon Qualifying Termination.

(a) If Executive has a Qualifying Termination, subject to the requirements of this Section 3, Executive shall be entitled to receive, in lieu of and without duplicating any cash severance payments to which Executive may otherwise be entitled under any Company severance plan or program or other agreement with the Company (except as provided in Section 3(d)), the benefits provided below, which, with respect to clause (ii) will be payable in cash in a lump sum within sixty (60) days following the effective date of such Qualifying Termination:

(i) The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Executive’s Qualifying Termination at the rate then in effect, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements;

(ii) Subject to Section 3(c) and Section 4, Executive shall be entitled to receive severance pay in an amount equal to two times the sum of the Base Amount and the Bonus Amount;

(iii) Subject to Section 3(c) and Section 4, all unvested equity or equity-based awards granted under any equity compensation plans of the Parent shall immediately become 100% vested and the post-termination exercise period of any stock options granted under any equity compensation plans of the Parent that are outstanding on the date of such Qualifying Termination shall be extended until the second anniversary of the date of such Qualifying Termination (subject to the terms of the applicable equity plan), provided that, unless a provision more favorable to the Executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement).

(b) Other Terminations. Upon Executive’s termination of employment for any reason other than as set forth in Section 3(a), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c) Release. As a condition to Executive’s receipt of any amounts set forth in Section 3(a) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of Executive’s Qualifying Termination.

(d) Exclusive Remedy; Other Arrangements. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment shall cease upon such termination. The severance payments provided for in Section 3(a)(ii) above are not intended to duplicate any severance payments the Executive may become entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates (collectively, “Other Arrangements”). Therefore, in the event the Executive becomes entitled to receive the severance payments provided under Section 3(a)(ii) of this Agreement, he or she shall receive the amounts provided under Section 3(a)(ii) of this Agreement and shall not be entitled to receive any cash severance payments pursuant to any Other Arrangements unless the cash severance payments provided under the Other Arrangements exceed the amounts provided under Section 3(a)(ii) of this Agreement (and in such event the Executive shall receive under the Other Arrangements only the excess over the amount provided under Section 3(a)(ii) of this Agreement). This Agreement shall not impact or reduce the Executive’s rights, if any, to receive under any Other Arrangements reimbursement for, or direct payment to the carrier for, premium costs under COBRA (or any similar medical, dental or vision benefit continuation rights or payments).

(e) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 3.

(f) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 3(f) prior to the receipt of any post-termination benefits described in this Agreement.

(g) Parachute Payments.

(i) It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 3(a) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which

Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Parent’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Parent’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Parent’s common stock that are exempt from Section 409A of the Code.

(iii) All determinations regarding the application of this Section 3(g) shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (“Independent Advisors”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(iv) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 3(g), the excess amount shall be returned immediately by the Executive to the Company, plus interest at a rate equal to 120% of the semi-annual applicable federal rate as in effect at the time of the Change in Control.

(h) Withholding. All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

4. Confidentiality, Restrictive Covenants and Proprietary Rights. The Company shall be entitled to cease all severance payments and benefits to Executive in the event of Executive’s breach of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Executive and the Company, which covenants are hereby incorporated by reference into this Agreement.

5. Agreement to Arbitrate. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in Indianapolis, Indiana. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief pursuant to any applicable Other Arrangement.

6. At-Will Employment Relationship. Except as may be expressly provided in an applicable Other Arrangement, Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

7. General Provisions.

7.1 Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.2 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

7.3 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

7.4 Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Indiana applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Indianapolis, Indiana, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Indiana law.

7.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

7.6 Survival. Sections 1 (“Definitions”), 3 (“Severance”), 4 (“Confidentiality and Proprietary Rights”), 5 (“Agreement to Arbitrate”) and 7 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment with the Company.

7.7 Entire Agreement. This Agreement (including the Addendum hereto entered into as of the Effective Date between the Company and the Executive) and any covenants and agreements incorporated herein by reference as set forth in Section 4 together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 3(d) hereof. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7.8 Code Section 409A.

(a) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 3(a) shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

(b) If the Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 7.8(b) shall be paid or distributed to Executive in a lump sum on the earlier of (a) the date that is six (6)-months following Executive’s Separation from Service, (b) the date of Executive’s death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

7.9 Administration. This Agreement shall be interpreted and administered by the Board or a committee thereof to which the Board may delegate such function (the “Committee”). The Board or the Committee shall have the exclusive power, subject to and within the limitations of the express provisions of this Agreement, to interpret this Agreement and to make factual findings and determinations and take such action in connection with the Agreement as it, in its sole discretion, deems appropriate. The Board’s or the Committee’s determination shall be binding and conclusive on all parties, and the Board or the Committee shall not be liable for any action or determination made in good faith with respect to this Agreement.

7.10 Source of Funds. Amounts payable to Executive under this Agreement shall be from the general funds of the Company. Executive’s rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of the Company.

7.11 Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

ALLISON TRANSMISSION, INC .

Dated:	By:
Name:
Title:

EXECUTIVE

Dated:
Address:

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this          day of         ,         , between              (“Executive”), and Allison Transmission, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Change in Control Severance Agreement dated as of             , 2013 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract

Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vi) Claims Executive may have to vested or earned compensation and benefits; and

(vii) Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.

(b) Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Executive’s termination of employment.

2. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of Indiana applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Indianapolis, Indiana, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Indiana law.

6. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	ALLISON TRANSMISSION, INC.

By:

Print Name:	Print Name:

Title: